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                                                                      EXHIBIT 12


                       UNION PACIFIC RESOURCES GROUP INC.

                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                      (Amounts in Millions, Except Ratios)
                                   (Unaudited)

                                                                              Six Months Ended
                                                                                  June 30,
                                                                              ----------------
                                                                               1999      1998
                                                                              ------    ------
Income (loss) before income taxes .........................................   $  0.8    $(43.7)

Add (deduct) distributions greater (less) than
     income of unconsolidated affiliates ..................................     (0.6)     (1.2)

Fixed charges from below ..................................................    118.7     114.2

Capitalized interest included in fixed charges ............................     (0.4)     (3.0)
                                                                              ------    ------

         Earnings available for fixed charges .............................   $118.5    $ 66.3
                                                                              ======    ======

Fixed charges:
     Interest expense, including amortization of debt discount/premium ....   $115.0    $107.0
     Portion of rentals representing an interest factor ...................      3.3       4.2
     Interest capitalized .................................................      0.4       3.0
                                                                              ------    ------
         Total fixed charges ..............................................   $118.7    $114.2
                                                                              ======    ======

Ratio of earnings to fixed charges (a) ....................................      1.0       0.6
                                                                              ======    ======


(a) For the six months ended June 30, 1999 and 1998, earnings are insufficient by $0.2 million and $47.9 million, respectively, to cover fixed charges of the Company.